Exhibit 10.1

Execution Copy

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this “Agreement”) is made, as of the Effective Date (as defined herein), by and between Scott R. Behrens (“Executive”) and Stepan Company (the “Company”). Executive and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Executive’s employment with the Company will end as provided in this Agreement;

WHEREAS, the Parties desire to enter into this Agreement to memorialize the Parties’ rights and obligations with respect to Executive’s transition out of and separation from the Company.

NOW, THEREFORE, the Parties agree as follows:

1.
Separation Date. Executive’s employment with the Company shall end on November 1, 2024 (the “Separation Date”). As of the Separation Date, Executive shall no longer be an employee of (or hold any other positions with) the Company and its affiliates. Executive agrees not to hold Executive out as a partner, member, director, officer or employee of, or as otherwise affiliated with, the Company or any of its affiliates (including on social media) after the Separation Date. Executive agrees to execute such documents promptly as may be requested by the Company to evidence Executive’s separation from employment, including but not limited to a written resignation from the Company’s Board of Directors. Regardless of whether Executive signs this Agreement, Executive will receive a lump sum payment of all then outstanding final compensation earned through the Separation Date in accordance with applicable law, minus applicable federal, state and local tax withholdings, for services performed for the Company through and including the Separation Date. Executive acknowledges and agrees that Executive shall submit any business expenses in accordance with Company policy within fifteen (15) days of the Separation Date, which shall be reimbursed in accordance with Company policy and regular payroll practices. Except as specifically set forth in this Agreement or as required under applicable law, and except as to any vested benefits under the Grandfathered vacation program, Company’s Retirement Plan for Salaried Employees, 401(k) plan, Employee Stock Ownership Plan II, Management Incentive Plan Deferral Program, and Performance Award Deferred Compensation Plan, Executive’s right to, and participation in, all benefit plans of the Company shall terminate as of the Separation Date in accordance with the specific terms of each plan. To the extent Executive has any vested assets under the Company’s 401(k) plan and Employee Stock Ownership Plan II, the status and treatment of any such assets shall be governed by the applicable terms of such plan. To the extent awarded, Executive will be eligible for an allocation of the Company’s 2024 profit sharing pursuant to the terms of the Employee Stock Ownership Plan II. Executive acknowledges and agrees that, with Executive’s execution and effectuation of this Agreement, Executive is waiving for all purposes, any Claim for additional employment-related compensation of any kind except as specifically set forth herein.

2.
Severance Pay. Provided that Executive (a) executes and returns this Agreement within twenty-one (21) calendar days after the Separation Date and (b) complies with this Agreement at all times, then Executive shall be entitled to severance pay in the amount of Two Million Eight Hundred Twenty Thousand Dollars ($2,820,000) (the “Severance Payment”), less all required or authorized taxes, withholdings, and deductions. The Company shall pay the Severance Payment in equal installments over an eighteen (18) month period on the Company’s regularly established payroll dates beginning on the second regular payroll date following the Effective Date, except as required by Section 409A as set forth in Paragraph 17 of this Agreement. Additionally, Executive will be offered 9 months of outplacement services through Stepan’s retained vendor Challenger, Gray & Christmas to assist in Executive’s job search process through Challenger’s C-Suite Program (the contact is Eric Schweitzer of Challenger, Gray & Christmas (312) 422-5124) (collectively, the “Severance Benefits.”).
3.
Health Insurance & COBRA. Effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Executive will be offered the opportunity to elect continuation coverage under the group medical plan(s) of the Company (“COBRA coverage”). Executive will be provided with a COBRA subsidy of the employer portion of Executive’s health, dental and/or vision benefits under COBRA, paid directly to the provider for a period of eighteen (18) months (“COBRA Subsidy”); provided, however, that the Company shall cease paying the COBRA Subsidy if the Executive becomes employed and has access to coverage under the medical plans of his new employer before the end of the eighteen (18) month period. Executive will be responsible for timely applying for COBRA benefits and timely remitting Executive’s portion of such benefits to the provider.
4.
Equity Awards. The unvested portions of Executive’s outstanding equity awards under the 2011 Incentive Compensation Plan, as amended, or the 2022 Equity Incentive Compensation Plan that are scheduled to vest on the next occurring anniversary of such awards’ grant dates will vest as of the Effective Date of this Agreement; provided that Executive’s outstanding performance share awards will vest on a pro-rata basis (or in full with respect to the 2022 awards) through and using the next occurring calendar year-end for the pro-rata calculation and payment of any amounts with respect to Executive’s outstanding performance share awards will be made following the completion of the applicable performance period and only to the extent that the applicable performance conditions are met. Consistent with the retirement treatment for eligible participants under the award terms, Executive’s vested options and stock appreciation rights awards will remain outstanding until the respective expiration dates for such awards unless exercised earlier. Except as expressly set forth herein, Executive’s equity awards remain subject to the terms of the award agreements in all respects, including, but not limited to, the specific settlement dates, as applicable, as set forth in each of the award agreements; taking into account the fact that Executive will be considered a “specified employee” for purposes of Section 409A of the Code.
5.
Beneficiary of Payments and Benefits Granted by this Agreement. In the event of Executive’s death prior to receipt of all payments and benefits granted under this Agreement, any such payments and benefits not distributed shall be assigned and distributed to Executive’s wife on the same terms.

6.
Release.
(a)
For good and valuable consideration, including the Severance Payment and the COBRA Subsidy, Executive knowingly and voluntarily (for Executive and Executive’s heirs, executors, administrators, beneficiaries, trustees, successors, and assigns) releases and forever discharges the Company and each of its respective parents, subsidiaries and affiliates, and each of their present, former and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, members, insurers, shareholders and representatives, and each of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which Executive or any of Executive’s heirs, executors, administrators or assigns, may have (i) from the beginning of time through the date upon which Executive executes this Agreement; (ii) arising out of, or relating to, Executive’s employment with any Released Parties through the date upon which Executive executes this Agreement; (iii) arising out of, or relating to, any agreement with any Released Parties, including, but not limited to, any other awards, policies, plans, programs or practices of the Released Parties that may apply to Executive or in which Executive may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iv) arising out of, or relating to, Executive’s termination of employment from any of the Released Parties; and/or (v) arising out of, or relating to, Executive’s status as an employee, member, officer, or director of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits); any applicable Employee Order Programs; the Fair Labor Standards Act; Section 1981 of U.S.C. Title 42; the Sarbanes-Oxley Act of 2002, as amended; the Illinois Human Rights Act, 775 ILCS § 5; the Illinois Equal Pay Act of 2003, 820 ILCS §§ 112/1-90; the Illinois Minimum Wage Law, 820 ILCS §§ 105/1-15; the Illinois Wage Payment and Collection Act, 820 ILCS §§ 115/1-16; Illinois Personnel Records Review Act, 820 ILCS §§ 40/0.01-13; Illinois One Day Rest in Seven Act, 820 ILCS §§ 140/1-9; Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS § 65 or their federal, state or local counterparts (in each case, as amended); or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, any doctrine of good faith and fair dealing, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. This is a general release that is intended to apply to all Claims Executive may have against the Released Parties through the date Executive executes this Agreement, except those Claims that cannot be waived pursuant to applicable laws.

The Released Parties agree not to sue Executive in connection with any matters set forth in this Paragraph 6 that arose prior to Company’s execution of this Agreement; provided, in connection with such matters Executive acted in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful.

Nothing in this Section shall release or impair: (i) Executive's right to make Claims arising out of any acts or omissions of the Released Parties after the date Executive executes this Agreement; (ii) any Claim to vested benefits under the Company's benefit plans, (iv) the right to enforce this Agreement in a court of competent jurisdiction in Cook County, Illinois and to use this Agreement as evidence in any such claim; (v) the right to claim unemployment benefits (vi) the right to indemnification and to be held harmless relating to claims by third parties that affect Executive to the fullest extent provided by Delaware Law and the Company’s By-Laws; (vii) any other claims that cannot lawfully be released or any rights that are not subject to waiver by private agreement under federal, state or local employment or other laws; or (viii) Executive’s ability to respond truthfully to a valid subpoena issued by, file a charge with, or participate in any investigation conducted by, a governmental agency or from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission ("EEOC") or an equivalent state civil rights agency.

(b)
Executive understands that Executive may later discover Claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Agreement and the releases in this Section, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Executive’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts related to acts or omissions occurring prior to the execution of this Agreement.
(c)
Executive acknowledges, understands and agrees that Executive has reported to the Company’s management personnel any work-related injury that occurred up to and including Executive’s last day of employment.
(d)
Nothing in this Section shall release or impair: (i) Executive’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Executive executes this Agreement; (ii) any right that cannot be waived by private agreement under law (including the right to file any Claim for workers’ compensation or unemployment insurance); or (iii) any Claim to vested benefits under the Company’s benefit plans.

Nothing in this Agreement is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the Illinois Department of Human Rights or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Executive is or becomes entitled to pursuant to the whistleblower protection in Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e)
Executive acknowledges, understands and agrees that Executive has no knowledge of any actions or inactions by any of the Released Parties or by Executive that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.
(f)
Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this Section and that Executive further agrees that Executive is not aware of any such right or Claim covered by this Section.
(g)
Executive and Company acknowledge and agree that the releases set forth in this Section are an essential and material term of this Agreement and that without such waiver neither the Company nor the Executive would have agreed to the terms of the Agreement.
7.
ADEA Release Requirements Satisfied: Executive acknowledges that this Agreement satisfies all applicable legal requirements to validly release any Claims (including Claims arising under the Age Discrimination in Employment Act, as amended (the “ADEA”). These requirements are that (i) Executive voluntarily entered into this Agreement with full knowledge of its terms (i.e., free from fraud, duress, coercion, or mistake of fact); (ii) this Agreement is in writing and fully comprehensible and understandable to Executive; (iii) this Agreement explicitly waives current ADEA claims; (iv) this Agreement does not waive future ADEA claims; (v) the Severance Payment and the COBRA Subsidy constitute monies to which Executive would not be entitled in the absence of his entering into this Agreement; (vi) the Company provided Executive with at least twenty-one (21) days in which to decide whether to enter into this Agreement; and (viii) the Company provided Executive with at least seven (7) days within which to revoke this Agreement after signing it.
8.
Consideration Period: Executive acknowledges that, before signing this Agreement, he was allowed at least twenty-one (21) days in which to consider this Agreement. Executive waives any right to additional time within which to consider this Agreement. Executive further acknowledges that: (i) he took advantage of the time he was given to consider this Agreement before signing it; (ii) he carefully read this Agreement; (iii) he fully understands it; (iv) he is entering into it voluntarily; (v) he will receive the Severance Payment, the COBRA Subsidy, and the acceleration of equity awards as provided in paragraph 4 of this Agreement in exchange for his execution of this Agreement, which he would not otherwise be entitled to receive; and (vi) the Company, in writing, encouraged Executive to discuss this Agreement with an attorney (at his own expense) before signing it, and that Executive did so to the extent he deemed appropriate.
9.
Revocation Period: Executive understands that he may revoke this Agreement within seven (7) days after signing it. In order for any revocation to be effective, it must be delivered in a written instrument signed by Executive and received by David Kabbes, Vice President, General Counsel and Secretary, DKabbes@stepan.com, by 5:00 p.m. central time on the seventh (7th) day following the date on which Executive signs the Agreement. Executive understands that if he timely revokes this Agreement, Executive will not receive the Severance Payment, the

COBRA Subsidy and the acceleration of equity awards, as respectively set forth in paragraph 2, paragraph 3, and paragraph 4 of this Agreement.
10.
Effective Date. The “Effective Date” of this Agreement is the eighth (8th) day after Executive executes this Agreement without revocation.
11.
Cooperation; No Cooperation with Non-Governmental Third Parties. Executive agrees to be available to and cooperate with the Company in any Company internal investigation or administrative, regulatory, or judicial proceeding, arbitration or other settlement or dispute that relates to events occurring during Executive’s employment by the Company or about which the Company otherwise believes Executive may have relevant information, and Executive agrees to provide full and accurate information and reasonable assistance with respect to the same. In the event that the Company asks for Executive’s cooperation in accordance with this Section, the Company agrees to reimburse (or advance, as reasonably needed) Executive for reasonable travel expenses, including lodging and meals, upon submission of receipts to the Company for such expenses. Further, Executive shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, lawsuits, complaints, or other adverse claims or actions by any non-governmental third party against any of the Released Parties, and will not provide any information to any non-governmental third party concerning any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company sufficiently in advance of such subpoena or court order to reasonably allow the Company an opportunity to object to the same. Executive agrees to notify the Company via email to David Kabbes, Vice President, General Counsel and Secretary, DKabbes@stepan.com immediately in the event of any requests for information or testimony that Executive receives in connection with any of the foregoing. If in connection with a request for cooperation or assistance, Executive reasonably believes, after consultation with competent counsel, that he faces a conflict of interest as between himself and the Company under the applicable ethical rules, Company will pay for Executive’s representation by a mutually agreed upon counsel.
12.
Voluntary Agreement. Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive is expressly waiving valuable rights. Executive is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and if applicable, not revoking, this Agreement.
13.
Return of Company Property. Upon Executive’s execution of this Agreement, Executive acknowledges and agrees that Executive has returned to the Company all documents and information (and all copies thereof) belonging or relating to the business of Company and its affiliates as well as any other Company property or equipment which Executive has or has had in Executive’s possession at any time, including, but not limited to, files, notes, drawings, passwords, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers and/or cell phones), credit cards, entry cards, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential information of the Company or its affiliates (and all reproductions thereof).

14.
Confidentiality, Restrictive Covenants, and Defend Trade Secrets Act.
(a)
Executive will not use, disclose or divulge, furnish or make accessible to anyone, directly or indirectly, any Protected Information at any time. “Protected Information” means any and all non-public, trade secret, confidential and/or proprietary information of the Company and its affiliates; provided, however, that Protected Information shall not include: (i) information that becomes generally known to the public without violation of this Agreement or any other confidentiality obligation, and (ii) information that is disclosed to Executive by another party who is under no obligation of secrecy and has a bona fide right to disclose the information.
(b)
Executive shall not (and shall not cause or encourage any other person or entity to) at any time, directly or indirectly, make, publish or communicate to any person or entity any statement, comment or remark, whether written or oral, which in any way disparages, defames or is negative regarding, or could reasonably be expected to, impugn the personal or professional character, reputation or integrity of the Company or any of the other Released Parties, their representatives (including, but not limited to, employees, officers and agents), their customers, clients, suppliers, investors and other associated third parties, or their investments, businesses, business practices, prospects, products or services; provided, however, that nothing in this Section shall prevent Executive from engaging in concerted activity relative to the terms and conditions of Executive’s employment and in communications protected under the National Labor Relations Act, to the extent applicable, or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

The Company agrees that the individuals who are (i) members of the Board of Directors as of the Separation Date, or (ii) members of the Executive Leadership Team, meaning David Kabbes, Jason Keiper, Robert Haire, Sean Moriarty, Sharon Purnell, Luis Rojo, and Richard Stepan (collectively the “Covered Individuals”), shall not (and shall not cause or encourage any other person or entity to) at any time, directly or indirectly, make, publish or communicate to any person or entity any statement, comment or remark, whether written or oral, which in any way disparages or defames or is negative regarding, or could reasonably be expected to, impugn the personal or professional character, reputation or integrity of the Executive; provided that nothing in this provision shall (A) prohibit any of the Covered Individuals from giving truthful information, testimony or evidence to a governmental entity or in any investigatory proceeding, or if properly subpoenaed or otherwise required to do so under applicable law; (B) preclude the Company or the Covered Individuals from discussing and conducting the Company’s business; or (C) impose any obligation on the Company with respect to a Covered Individual after he or she no longer is employed or otherwise serving as a Board member (as applicable).

Executive agrees that the requirements and obligations in this paragraph 14(b) and the preceding paragraph 14(a) serve the mutual interests of Executive and the Company in ensuring an amicable separation between the Parties.

(c)
Executive agrees that for a period of eighteen (18) months following the Separation Date, Executive will not, either directly or indirectly, for Executive or for any third party solicit, include recruit, or cause any other person who is then employed by the Company to terminate his/her employment with the Company and will not solicit, induce, or encourage any

Company Counterparty to terminate its relationship with or transfer its business from the Company or its subsidiaries or affiliates. For purposes of this Agreement, “Counterparty” means (i) each customer, client, vendor, or other party doing business with the Company or its subsidiaries or affiliates that Employee had business contacts with or obtained Confidential Information about at any time during his employment with the Company, and (ii) each prospective customer, client, vendor, or other party doing business with the Company or its subsidiaries or affiliates that Employee had business contact with or knowledge about as part of a solicitation of business on behalf of the Company at any time during the twelve (12) month period prior to the Separation Date.
(d)
Executive further agrees that for a period of eighteen (18) months following the Separation Date, Executive shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected or associated as a director, officer, employee, partner, consultant or otherwise with, any business or organization which, directly or indirectly, competes with, or in any way interferes with, the Business. For the purposes of this paragraph 14(d), “Business” shall mean the manufacture and sale of surfactants, polymers and specialty products that are currently manufactured and sold by the Company.
(e)
Furthermore, in addition to any other remedies available to the Company, should a court of competent jurisdiction find that Executive breached any of the foregoing restrictive covenants, or any other provisions of this Agreement, the court may find that depending on the extent of the breach, reasonable damages may include that the Company is entitled to a return of all Severance Payments and COBRA Subsidy payments made to Executive pursuant to this Agreement, and the court may find that damages may include an Order that Executive shall forfeit Executive’s right to any and all remaining of the Severance Payment and the COBRA Subsidy and the Company shall have the right to terminate any and all such remaining scheduled payments.
(f)
Nothing in this Agreement shall prohibit or restrict Executive or Executive’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) accepting any U.S. Securities and Exchange Commission awards; (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation; or (iv) without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, Executive is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended). Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(g)
Nothing in this Agreement shall prevent Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful.
15.
No Admission of Wrongdoing. Executive and Company agree that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by Executive or any Released Party of any improper or unlawful conduct.
16.
Confidentiality of Agreement. Executive agrees that this Agreement is confidential and that confidentiality is mutually beneficial to the Parties. Executive agrees not to disclose any information regarding the terms of this Agreement, except to Executive’s immediate family and any tax, legal or other counsel Executive has consulted regarding the meaning or effect hereof or as required by law, and Executive will instruct each of the foregoing not to disclose the same to anyone. The Company may disclose the terms and conditions of this Agreement and the circumstances of Executive’s separation of employment if required for business purposes, including securities law requirements, and to effectuate this Agreement to its respective officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities and those of its affiliates, or as may otherwise be required by law. Nothing in this Section is intended to restrict the Parties’ truthful cooperation with any governmental investigation or inquiry.
17.
Section 409A. It is the intention of the Parties that payments or benefits payable under this Agreement comply with or be exempt from Code Section 409A, and not be subject to the additional tax imposed pursuant to Code Section 409A. To the extent such potential payments or benefits could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days

(e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the Separation Date to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of Executive, and (B) the date of Executive’s death, in each case to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
18.
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state and/or federal taxes on the payments made hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against the Company for any amounts claimed due on account of: (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes; or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
19.
Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Executive signs this Agreement and to provide a release of Executive as provided for herein.
20.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Illinois, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
21.
No Jury Trial.
(a)
In exchange for good and valuable consideration set forth in this Agreement, and except as expressly set forth below, the parties mutually agree that any dispute, claim or difference arising under or relating to this Agreement; arising under any federal, state, or local statute, regulation, law, ordinance, or the common law (including but not limited to any law prohibiting discrimination); arising in connection with Executive's employment or the termination thereof; and/or involving Executive and any of the Released Parties shall be submitted to a federal or state court located in Cook County, Chicago, Illinois. The parties agree that prior to the service of process, if required, the parties shall negotiate in good faith for a period of thirty (30) days in an effort to resolve any dispute privately, amicably and confidentially. Except to the extent expressly set forth below, the parties understand, agree, and consent to trial by a court of competent jurisdiction and Executive and the Company hereby each expressly waive the right to trial by jury of any claims arising out of this Agreement.
(b)
Further, to the fullest extent permitted by law, and except as provided below, Executive understands and agrees that all claims must be brought in Executive’s individual capacity and not as a plaintiff, representative, or class member in any purported class, collective, or representative proceeding and accordingly, there is no right or authority for any dispute to be heard or arbitrated on a collective action basis, on a class action basis, or on bases involving claims or disputes brought in a representative or private attorneys general capacity on behalf of the general public, on behalf of other employees (or any of them) or on behalf of other persons alleged to be similarly situated.
(c)
The parties agree that a party may bring an action in court to obtain a temporary restraining order, injunction, or other equitable relief available in response to any violation or threatened violation of the restrictive covenants set forth in herein.
(d)
Notwithstanding the “Savings Clause” Section, in the event any provision in this Section is in conflict with a mandatory provision of applicable law, the conflicting provision shall be automatically severed and the remainder of the Agreement construed to incorporate the mandatory provision. In the event of such automatic severance and modification with respect to a particular provision, the remainder of this Agreement shall not be affected and shall be enforced.
22.
Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.
23.
Assignment; Third-Party Beneficiaries. This Agreement is personal to Executive and may not be assigned by Executive. This Agreement is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-party beneficiaries of the releases set forth in the “Release” Section, and it may be enforced by each of them. This Agreement may be assigned by the Company only if such assignee has signed a written agreement to be bound by the obligations and responsibilities set forth in this Agreement.
24.
Entire Agreement; No Oral Modifications; Counterparts. This Agreement sets forth the Parties’ entire agreement with respect to the subject matter and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto and thereto (for the avoidance of doubt, any restrictive covenant, confidentiality, and intellectual property obligation or agreement entered into by Executive remains in effect). This Agreement may not be modified or amended unless mutually agreed to in writing by the parties. This Agreement may be executed in two (2) or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature. All references to a “Section” of this Agreement are intended to refer to all paragraph(s) under a single numbered section.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as follows.

STEPAN COMPANY:

By /s/ David G. Kabbes

Name: David G. Kabbes
Title: Vice President, General Counsel and Secretary

Dated: December 7, 2024

EXECUTIVE:

/s/ Scott R. Behrens

Scott R. Behrens

Dated: December 7, 2024